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                                                                    Exhibit 99

    Marlton Technologies Announces Closing of Reincorporation and Investment

PHILADELPHIA--(BUSINESS WIRE)--Nov. 20, 2001--Marlton Technologies, Inc. (ASE:MTY) announced today that it completed the reincorporation of Marlton out of New Jersey and into Pennsylvania.

As a result of this transaction, Marlton is now incorporated under the laws of Pennsylvania. Marlton also completed the sale to four investors for an aggregate of $2,650,000 of 5,300,000 shares of its common stock and 5,300,000 warrants to purchase shares of its common stock.

As a result of these transactions, the Board of Marlton was expanded to seven directors and now consists of Jeffrey K. Harrow, Scott Tarte, A.J. Agarwal, Richard Vague, Fred Cohen, Robert Ginsburg and Alan Goldberg.

In addition, Marlton entered into employment agreements with Jeffrey K. Harrow as Chairman of Marlton and with Scott Tarte as Vice Chairman of Marlton and as Chief Executive Officer of each of Marlton's operating subsidiaries. Messers. Harrow and Tarte each purchased $1,000,000 worth of the Marlton securities referred to above.

These transactions were approved by over 95% of the shares that voted on these proposals at Marlton's Annual Meeting of Shareholders held on November 7, 2001 and are more fully described in Marlton's Proxy Statement dated September 27, 2001.

Marlton Technologies, Inc., through its Sparks Exhibits & Environments and DMS Store Fixtures subsidiaries, is engaged in the design, marketing and production of trade show, museum, theme park and themed interior exhibits and store fixture and point of purchase displays, both domestically and internationally.

This press release may contain forward-looking statements which are subject to change as a result of various factors, including without limitation, the Company's ability to generate sales and control costs, the availability of financing, the effects of competition, the effects of changes in the economy, and the effect of the events of September 11, 2001 on business travel, conventions and trade shows.

Additional factors which could affect the Company are set forth in the Company's Forms 10-K and 10-Q which have been filed with the Securities and Exchange Commission.


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Contact:
     Marlton Technologies, Inc.
     Alan I. Goldberg, 215/676-6900